Exhibit 99.1

Talon International, Inc. Reports 2016

First Quarter Financial Results

LOS ANGELES, CA -  May 12, 2016 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the first quarter ended March 31, 2016.

Highlights

●	First quarter 2016 revenues increased $457,000, or 4.3%, versus the prior year to $11.3 million

●	Talon Trim revenues posted a 29% increase versus the prior year

Financial Results

Sales for the quarter ended March 31, 2016 were $11.3 million, reflecting an increase of $457,000, or 4.3%, as compared to the same period in 2015. The increase was driven by a $1.6 million increase in sales of Talon Trim products, compared to the same period in 2015, which consist primarily of sales to specialty retail branded customers. Sales of Talon Trim products increased during the period mainly due to new stretch technology programs and customers. Talon Zipper product sales in the first quarter of 2016 were $1.1 million lower than the same period in 2015 due to decreased sales to specialty retail brands customers as well as the Company’s mass merchandising brand customers.

“Talon continued to experience success with its Trim product line, with a revenue gain of 29% over the prior year,” stated Larry Dyne, Talon's Chief Executive Officer. “This is as a result of strong customer partnerships and great products, both from our traditional Trim offerings as well as our Tekfit stretch technology. This growth was offset by continued softness in the Zipper product segment. In order to grow our business, we continue to focus on new product introductions, global expansion and entering regions close to our customer base. We’re pleased to see quarter over quarter growth in the first quarter and believe our initiatives will result in continued traction in 2016.”

Gross profit for the quarter ended March 31, 2016 was $4.2 million, or 37.0% of sales, compared to $3.6 million, or 33.0% of sales, during the same period in 2015, reflecting an increase of $600,000. The increase is principally attributable to higher overall sales volumes and a greater mix of higher-margin products in the Talon Zipper and the Talon Trim products, as well as lower freight, duty and manufacturing support costs.

Operating expenses for the first quarter of 2016 were $3.9 million, which are $219,000 higher than operating expenses during the first quarter of 2015. Sales and marketing expenses for the quarter totaled $1.5 million, a decrease of $139,000 as compared to the same period in 2015, mainly due to a reduction in compensation costs, marketing expenses, new product development costs, and travel and entertainment expenses, partially offset by increased facilities and related expenses. General and administrative expenses for the three months ended March 31, 2016 totaled $2.4 million, or 21.6% of sales, compared to the prior year of $2.1 million, or 19.1% of sales. The increase of $359,000 was mainly due to increased compensation costs and professional and legal related expenses.

For the quarter ended March 31, 2016, operations reflected income before income taxes of $85,000 as compared to a loss before income taxes of $240,000 for the same quarter in 2015.

Net income for the quarter ended March 31, 2016 was $49,000 or $0.00 per share as compared to net loss of $159,000 or $0.00 per share for the quarter ended March 31, 2015.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon® and Tekfit®, to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Vietnam, India, Indonesia and Bangladesh.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

Consolidated statements of operations AND COMPREHENSIVE INCOME (loss)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$11,264,632	$10,808,422
Cost of goods sold	7,100,373	7,244,515
Gross profit	4,164,259	3,563,907

Sales and marketing expenses	1,502,886	1,642,234
General and administrative expenses	2,425,958	2,067,492
Total operating expenses	3,928,844	3,709,726

Income (loss) from operations	235,415	(145,819)
Interest expense, net	150,647	94,419
Income (loss) before provision for income taxes	84,768	(240,238)
Provision for (benefit from) income taxes, net	35,651	(81,015)

Net income (loss)	$49,117	$(159,223)
Per share amounts:
Basic and diluted net income (loss) per share	$0.00	$(0.00)

Weighted average number of common shares outstanding - Basic	92,267,831	92,267,831

Weighted average number of common shares outstanding - Diluted	93,473,691	92,267,831

Net income (loss)	$49,117	$(159,223)
Other comprehensive income (loss) - Foreign currency translation	(498)	279
Total comprehensive income (loss)	$48,619	$(158,944)

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TALON INTERNATIONAL, INC.

Consolidated balance sheets

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,141,705	$2,852,315
Accounts receivable, net	5,057,239	3,796,209
Inventories, net	783,533	655,360
Current deferred income tax assets, net	1,060,807	997,067
Prepaid expenses and other current assets	621,291	554,389

Total current assets	9,664,575	8,855,340

Property and equipment, net	796,518	781,893
Intangible assets, net	4,310,677	4,313,948
Deferred income tax assets, net	4,947,570	5,046,345
Other assets	314,992	267,325
Total assets	$20,034,332	$19,264,851

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,920,275	$6,087,561
Accrued severance payments	483,762	526,671
Accrued commissions	118,045	645,503
Other accrued expenses	2,164,504	1,956,130
Current portion of capital lease obligations	22,379	21,940
Total current liabilities	9,708,965	9,237,805

Revolving line of credit from related party, net of discounts and deferred financing cost	3,634,953	3,492,772
Capital lease obligations, net of current portion	55,022	60,784
Deferred income tax liabilities	3,310	5,406
Other liabilities	260,885	257,903
Total liabilities	13,663,135	13,054,670

Stockholders' Equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 92,267,831 shares issued and outstanding at March 31, 2016 and December 31, 2015	92,268	92,268
Additional paid-in-capital	64,866,703	64,754,306
Accumulated deficit	(58,689,665)	(58,738,782)
Accumulated other comprehensive income	101,891	102,389
Total stockholders' equity	6,371,197	6,210,181
Total liabilities and stockholders' equity	$20,034,332	$19,264,851

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